Exhibit 99.1
News Release
For Immediate Release
For more information contact: Dermot J. Healy. VP & Managing Director-Europe
Day International (UK) Holdings Ltd.
(44) 1 382 422 210; email: dermot_healy@day-intl.com
or
Thomas J. Koenig, Vice President & CFO
Day International, Inc.; email: tom_koenig@day-intl.com.
Day International To Acquire Duco International
DUNDEE, SCOTLAND (31 August 2006) Day International, a global manufacturer and distributor of highly engineered consumable products used in offset, flexographic and digital printing, has announced the signing of an agreement to purchase Duco International. Completion of the transaction now awaits official approval from the competitive trade authorities in Great Britain and Germany as well as final approval of Day’s financing.
Duco International, headquartered in the UK, is a printing blanket manufacturer with facilities in Slough and Swindon, England. The company’s global distribution covers five continents with its most significant presence in Europe, Asia Pacific and India.
Dennis Wolters, president and CEO of Day International said, “Duco International is a great fit for Day. The Duco product line, its technologies and manufacturing capabilities combined with Day’s extensive resources, will result in Day being able to create more value for the customer.
In addition to the Duco brand of offset printing blankets, Duco also distributes and services Cow and Dunlop brands of printing blankets. Duco’s complete product range offers choices for virtually every printing application: sheetfed, web, newsprint and specialty printing.
Added Wolters, “Day is committed to creating more customer value; and part of that commitment involves providing more services, more support and more product choices. The acquisition of Duco, with its many fine products and services, indeed supports this goal.”
About Day International
Day International is a privately-owned company founded in 1905 in Dayton, Ohio, USA. The company operates production, sales, and distribution centers in North America, Latin America, Europe and Asia Pacific. Product lines include dayGraphica® printing blankets and sleeves, david M® printing blankets, Varn™ pressroom chemicals, Rotec® flexo sleeve systems, dayCorr® diecutting blankets and day-Flo® pre-inked rolls. For more information, please visit Day International online at www.dayintl.com.

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